Exhibit 10.7
NINTH AMENDMENT TO LEASE

This NINTH AMENDMENT TO LEASE (this “Amendment”) is dated as of January 28, 2022 (the “Effective Date”) and is hereby entered into by and between XCHANGE OWNER LLC (“Landlord”), a Delaware limited liability company, with an address of c/o Jumbo Capital
Incorporated, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169, and IROBOT CORPORATION (“Tenant”), a Delaware corporation, with an address of 8 Crosby Drive, Bedford, Massachusetts 01730.
RECITALS
WHEREAS, Landlord, as successor-in-interest to DIV Bedford, LLC (as successor-ininterest to Boston Properties Limited Partnership), and Tenant are parties to that certain Lease dated February 22, 2007 (the “Original Lease”), as amended by that certain Letter Agreement dated August 15, 2007 (the “Letter Agreement”), as amended by that certain First Amendment to Lease dated September 16, 2010 (the “First Amendment”), as amended by that certain Declaration dated June 16, 2011 (the “Declaration”), as amended by that certain Second Amendment to Lease dated May 20, 2014 (the “Second Amendment”), as amended by that certain letter dated October 8, 2014 (the “2014 Letter”), as amended by that certain Third Amendment to Lease dated April 10, 2015 (the “Third Amendment”), as amended by that certain Fourth Amendment to Lease dated October 23, 2015 (the “Fourth Amendment”), as amended by that certain Fifth Amendment to Lease dated May 4, 2016 (the “Fifth Amendment”), as amended by that certain Sixth Amendment to Lease dated July 5, 2017 (the “Sixth Amendment”), as amended by that certain Seventh Amendment to Lease dated November 21, 2017 (the “Seventh Amendment”), and as amended by that certain Eighth Amendment to Lease dated February 14, 2018 (the “Eight Amendment”, and together with the Original Lease, the Letter Agreement, the First Amendment, the Declaration, the Second Amendment, the 2014 Letter, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 272,367 rentable square feet of space (the “Existing Premises”) located within the Complex (as defined in the Lease) known as XChange at Bedford located in Bedford, Massachusetts;
WHEREAS, pursuant to and in accordance with the Eighth Amendment, Landlord leased to Tenant approximately 32,770 rentable square feet of space (the “Relocation Premises”) consisting of the entire third (3rd) floor of Building 14 at the Complex (“Building 14”);
WHEREAS, Landlord and Tenant desire to substitute an area of Building 14 consisting of approximately 13,493 rentable square feet of space located on the first (1st) floor of Building 14 as shown on Exhibit A attached hereto and incorporated herein by this reference (the “Substitute Premises”) for the Relocation Premises; and
WHEREAS, Landlord and Tenant further agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:
1.Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Amendment as if set forth herein in full.
2.Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Amendment as if set forth herein in full.
3.Capitalized Terms and Conflicts. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Amendment shall supersede and control.

4.Substitute Premises. Effective as of the Substantial Completion of the Ninth Amendment Landlord’s Work (as both terms are hereinafter defined) (the “Relocation Date”), the Substitute Premises shall be leased to Tenant in substitution for the Relocation Premises. The Substitute Premises shall be subject to any and all the terms and conditions of the Lease. On or before the Relocation Date, Tenant shall surrender and yield up the Relocation Premises pursuant to all terms and conditions of the Lease and this Amendment, as applicable, and the Lease shall terminate in part with respect only to the Relocation Premises, and any and all monetary obligations under the Lease with respect to the Relocation Premises shall be paid by Tenant to Landlord through the Relocation Date in accordance with any and all terms and conditions of the Lease, subject to the terms and conditions contained herein. From and after the Relocation Date, provided that Tenant has vacated the Relocation Premises in accordance with the terms contained herein and all terms and conditions of the Lease, as applicable, then (i) the rentable square footage of the Premises shall be amended to mean approximately 253,090 rentable square feet (the “Resulting Premises”) for all purposes under the Lease, including, without limitation, the calculation of Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises, and (ii) the definition of Premises specified in the Lease and all references in the Lease to “Premises” shall be deemed to mean the “Resulting Premises”.
5.Failure to Vacate Relocation Premises. Tenant agrees that the failure to vacate the Relocation Premises on or before the Relocation Date shall constitute an Event of Default (as defined in Article VII of the Lease) under the Lease and Tenant agrees to indemnify Landlord and hold it harmless from and against any and all loss, cost, damages or expense incurred by Landlord arising out of any failure by Tenant to timely surrender the Relocation Premises on or before the Relocation Date. In addition to any other remedies available to Landlord under the Lease at law or in equity, in the event that Tenant fails to timely surrender the Relocation Premises to Landlord, then Tenant shall continue to pay all Annual Fixed Rent, Additional Rent, and other sums and charges allocable to the Relocation Premises, as well as any and all direct damages sustained by Landlord, including, without limitation those sums, charges, and damages contained in Section 8.18 (Holding Over) of the Lease.
6.Annual Fixed Rent. Tenant shall pay to Landlord Annual Fixed Rent with respect to the Substitute Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period	Monthly Installments of Fixed Rent	Annual Fixed Rent
Relocation Date – February 13, 2023	$24,174.96	$290,099.50*
February 14, 2023 – February 13, 2024	$25,018.27	$300,219.25
February 14, 2024 – February 13, 2025	$25,861.58	$310,339.00
*Annualized figure.

Through the Relocation Date, Tenant shall continue to pay to Landlord all Annual Fixed Rent, Additional Rent and other sums and charges allocable to the Existing Premises, including, without limitation, the Relocation Premises, in accordance with any and all terms and conditions of the Lease. In addition, through the expiration of the Term of this Lease, Tenant shall otherwise continue to pay to Landlord all Annual Fixed Rent, Additional Rent and other sums and charges allocable to the Resulting Premises in accordance with any and all terms and conditions of the Lease.
7.Condition of Substitute Premises. Except with respect to the Ninth Amendment Landlord’s Work attached hereto as Exhibit B and incorporated herein by this reference (the “Ninth Amendment Landlord’s Work”), Tenant acknowledges that Tenant has examined the Substitute Premises, and Tenant (i) is taking occupancy of and accepting the Substitute Premises in its present condition “AS-IS” and without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repair or improvements and (ii) is satisfied with the condition of the Substitute Premises as it relates to the suitability of the Substitute Premises for Tenant’s purposes.
8.Rent Credit. Provided that no Event of Default then exists and this Lease is in full force and effect, Landlord and Tenant hereby acknowledge and agree that Landlord shall, within ten (10) days following Tenant’s timely payment of the Annual Fixed Rent with respect to the Resulting Premises for the applicable month, provide to Tenant a rent credit in the amount of One Hundred Seventy-Eight Thousand Five Hundred Seventy-One and 43/100 Dollars ($178,571.43) (the “Monthly Rent Credit”) for each month from June 2022 through December 2022, Landlord and Tenant hereby acknowledging and agreeing that the total amount of such monthly payments to be made by Landlord to Tenant from June 2022 through December 2022 is equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the “Total Rent Credit”); provided, however, that Landlord and Tenant hereby acknowledge and agree that Landlord may, in Landlord’s sole and unfettered discretion, elect to provide to Tenant a rent credit in excess of $178,571.43 for any such month during the period of time from June 2022 through December 2022, provided, however, that Landlord and Tenant further acknowledge and agree that Landlord shall only be responsible to provide to Tenant a rent credit in the amount of the Total Rent Credit during the period of time from June 2022 through December 2022 in connection with this Amendment. Each Monthly Rent Credit may be used by Tenant for the payment to Landlord of Annual Fixed Rent and/or Additional Rent.
9.Furniture. On or prior to the Relocation Date, Landlord and Tenant shall execute a Bill of Sale in the form attached hereto as Exhibit C, which is hereby incorporated herein by this reference. Notwithstanding the foregoing, and for the purposes of clarity, Landlord and Tenant hereby acknowledge and agree that any and all such furniture in the Relocation Premises as of the Effective Date hereof shall be transferred from Tenant to Landlord; provided, however, that furniture expressly does not include audio/visual equipment, IT equipment, communications equipment, tools and fixtures and similar.
10.Extension Option. Tenant shall continue to have the right to extend the Lease pursuant to and in accordance with all terms and conditions of the Lease, including, without limitation, Section 7 of the Sixth Amendment (Extension Option); provided, however, that Landlord and Tenant hereby acknowledge and agree that, by execution of this Amendment, Tenant shall have no right to extend the term of the Lease with respect to the Substitute Premises, Landlord and Tenant hereby further acknowledging and agreeing that the term with respect to the Substitute Premises shall end and expire on February 13, 2025, unless sooner terminated pursuant to all terms and conditions of the Lease.
11.Exterior Signage. Effective as of the Effective Date hereof, Section 8(b) of the Eighth Amendment (Exterior Signage) shall hereby be deleted in its entirety and shall be of no force or effect.
12.Security Deposit. Within a commercially reasonable period of time following the Effective Date hereof, but in no event later than the Relocation Date, Tenant shall deposit with and deliver to Landlord a new Letter of Credit (as such term is defined in Section

8.21(A) of the Lease) in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Security Deposit”), which Letter of Credit shall comply with all terms and conditions contained in Section 8.21(A) of the Lease. From and after the date that Tenant deposits with and delivers to Landlord the Security Deposit pursuant to and in accordance with all terms and conditions contained herein and in the Lease, as applicable, such amount shall be deemed to be the “Security Deposit”, which shall be held by Landlord pursuant to and in accordance with all terms and conditions of the Lease, and, accordingly, the definition of “Security Deposit” in Section 1.1 of the Lease, as amended, is hereby deleted and replaced with the following: “$250,000, to be held and disposed of pursuant to the provisions of Section 8.21 of this Lease.”.
13.Parking. Effective as of the Relocation Date, in accordance with the ratio set forth in Section 1.1 of the Lease (i.e. three (3) parking privileges for each 1,000 square feet of rentable floor area leased by Tenant), the number of Parking Privileges Tenant is entitled to use at the Complex shall be 759 parking spaces.
14.Landlord’s Construction Representative. Effective as of the Effective Date hereof, “Landlord’s Construction Representative”, as originally set forth in Section 1.1 of the Lease (Subjects Referred To), shall hereby be amended to be Jordan Berns.
15.Landlord’s Address. Effective as of the Effective Date hereof, Landlord’s address shall be amended to be c/o Jumbo Capital Incorporated, 1900 Crown Colony Drive, 4th Floor, Quincy,Massachusetts 02169, with a copy to Continental Law Group, LLC, 75 State Street, Suite 100, Boston, Massachusetts 02109, Attn: Anthony J. Gambale, Esq.
16.Fixed Rent Payments. Effective as of the Effective Date hereof, the second (2nd) and third (3rd) sentences of Section 2.5 of the Lease (Fixed Rent Payments) is hereby deleted in its entirety and replaced with the following:

“Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Xchange Owner LLC by mail to c/o Jumbo Capital Incorporated, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169. All remittances received by Jumbo Capital Incorporated or any subsequently designated recipient shall be treated as payment to Landlord.”

17.Leasing Notice Right. Effective as of the Effective Date hereof, Section 9 of the Sixth Amendment (Leasing Notice Right) is hereby deleted in its entirety and shall be of no force or effect.
18.Brokers. Landlord and Tenant represent and warrant to the other that they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section.
19.Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Existing Premises and is paying the Annual Fixed Rent, operating expenses and any and all other charges or sums due under the Lease with respect to the Existing Premises; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Amendment; and (e) that this Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

20.Ratification of Lease. Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.
21.Execution/Entire Agreement. This Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
22.Governing Law. This Amendment shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the Commonwealth of Massachusetts.
23.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date set forth above.

LANDLORD:

XCHANGE OWNER LLC
a Delaware limited liability company

By: JC/SMP XCHANGE OWNER LLC
its Managing Member

By: BABAR, LLC
its Manager

By: /s/ Jay O. Hirsh

Name: Jay O. Hirsh
Title: Authorized Signatory

TENANT:

IROBOT CORPORATION

a Delaware corporation

By: /s/ Julie Zeiler
Name: Julie Zeiler
Title: EVP & Chief Financial Officer

EXHIBIT A

SUBSTITUTE PREMISES

See attached.

EXHIBIT B

NINTH AMENDMENT LANDLORD’S WORK

EXHIBIT C

BILL OF SALE